Exhibit 99.1

News from Xerox
For Immediate Release	Xerox Corporation
201 Merritt 7
Norwalk, CT 06851-1056

Xerox Prices $1 Billion Senior Notes Offering

NORWALK, Conn., Sept. 7, 2017 — Xerox Corporation (NYSE: XRX) today announced that it has priced $1.0 billion of 3.625% Senior Unsecured Notes due in 2023. The offering is expected to close on Sept. 11, 2017, subject to customary closing conditions.

Net proceeds from the offering will be used by Xerox for general corporate purposes, including to make a $500 million voluntary cash contribution to its U.S. defined benefit pension plans and to refinance a portion of its 6.35% Senior Notes due May 2018.

The $500 million pension funding will significantly reduce mandatory cash contributions to U.S. plans in future years beginning 2018 and is incremental to the $350 million of global pension contributions planned in 2017.

In addition, the Company is updating its full year 2017 cash flow from operations guidance to reflect the additional pension contribution. Guidance for operating cash flow from continuing operations was $700 to $900 million, the updated guidance, to reflect the $500 million incremental pension contribution, is $200 to $400 million. The Company’s ending cash target remains unchanged at $1 billion.

BNP Paribas, BofA Merrill Lynch, Citigroup, Goldman Sachs & Co. LLC and J.P. Morgan are the joint lead book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) and will be made only by means of a prospectus supplement relating to such Offering and the accompanying base shelf prospectus, copies of which may be obtained by contacting:

•	BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

Tel: +1-212-841-2871, Toll Free: 1-800-854-5674

new.york.syndicate@bnpparibas.com

Attention: Syndicate Desk

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated NC1-004-03-43

200 North College Street, 3rd floor

Charlotte, NC 28255-0001

Attn: Prospectus Department

dg.prospectus_requests@baml.com

Toll Free: 1-800-294-1322

•	Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Toll-free 1-800-831-9146

prospectus@citi.com

•	Goldman Sachs & Co. LLC

Prospectus Department

200 West Street

New York, NY 10282

Tel:  1-866-471-2526, Facsimile: 212-902-9316

prospectus-ny@ny.email.gs.com

•	J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk - 3rd floor

Tel: +1-212-834-4533

These documents have been filed with the SEC and are available at the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xerox

Xerox Corporation is an $11 billion technology leader that innovates the way the world communicates, connects and works. Our expertise is more important than ever as customers of all sizes look to improve productivity, maximize profitability and increase satisfaction. We do this for small and mid-size businesses, large enterprises, governments, graphic communications providers, and for our partners who serve them.

We understand what’s at the heart of work – and all of the forms it can take. We embrace the increasingly complex world of paper and digital. Office and mobile. Personal and social. Every day across the globe – in more than 160 countries – our technology, software and people successfully navigate those intersections. We automate, personalize, package, analyze and secure information to keep our customers moving at an accelerated pace. For more information visit www.xerox.com.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

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